Exhibit 5.8

HUNTON & WILLIAMS LLP BANK OF AMERICA PLAZA 600 PEACHTREE STREET, NE ATLANTA, GEORGIA 30308-2216

	TEL FAX FILE	404 • 888 • 4000 404 • 888 • 4190 68727.25

January 16, 2014

Board of Directors

Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 260

Atlanta, Georgia 30328

Beazer Homes USA, Inc. and Co-Registrants

Registration Statement on Form S-4 for

7.500% Senior Notes due 2021 Exchange Offer

Ladies and Gentlemen:

We have acted as special Tennessee counsel to Beazer Homes Corp., a Tennessee corporation (“Beazer”), in connection with the filing of a Registration Statement on Form S-4 (the “Registration Statement”) by Beazer Homes USA, Inc., a Delaware corporation (the “Parent”), Beazer and certain direct and indirect subsidiaries of the Parent, including Beazer, identified in the Registration Statement as co-registrants (collectively with Beazer, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) $200,000,000 aggregate principal amount of the Parent’s 7.500% Senior Notes due 2021 (the “New Notes”) and (ii) the guarantees of the Parent’s obligations under the New Notes by the Guarantors (the “New Guarantees”). The New Notes and the New Guarantees are to be issued in the exchange offer described in the Registration Statement (the “Exchange Offer”) for an equal aggregate principal amount of the Parent’s 7.500% Senior Notes due 2021 (the “Old Notes”) and the guarantees of the Parent’s obligations under the Old Notes (the “Old Guarantees”), each of which were issued on September 30, 2013 in reliance on an exemption from registration under the Securities Act for offers and sales of securities not involving public offerings. The Old Notes and the Old Guarantees were, and the New Notes and the New Guarantees will be, issued pursuant to the terms of an Indenture, dated as of September 30, 2013 (the “Indenture”), among the Parent, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Exchange Offer are described in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

ATLANTA   AUSTIN  BANGKOK  BEIJING  BRUSSELS  CHARLOTTE  DALLAS  HOUSTON  LONDON  LOS ANGELES

McLEAN  MIAMI  NEW YORK  NORFOLK  RALEIGH  RICHMOND  SAN FRANCISCO  TOKYO  WASHINGTON

www.hunton.com

Beazer Homes USA, Inc. Board of Directors

January 16, 2014

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things, (i) the charter and bylaws of Beazer, each as amended through the date hereof and as certified by the secretary of Beazer, (ii) the resolutions of the board of directors of Beazer, effective as of September 16, 2013, (iii) the certificate of existence issued by the Secretary of State of the State of Tennessee on January 15, 2014, and confirmed on the date hereof, with respect to Beazer (the “Certificate of Existence”), (iv) a certificate of the secretary of Beazer, dated as of the date hereof with respect to certain facts related to Beazer and its corporate records (the “Secretary’s Certificate”), (v) the Indenture (including the form of guarantee representing the New Guarantees therein) and (vi) the Registration Statement.

For purposes of the opinions expressed below, we have assumed (a) the authenticity of all documents submitted to us as originals, (b) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (c) the legal capacity of natural persons, (d) the genuineness of signatures and the completion of all deliveries not witnessed by us and (e) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of all documents by Beazer).

As to factual matters, we have relied upon the documents furnished to us by the Parent, the certificates and other comparable documents of officers and representatives of Beazer and certificates of public officials, without independent verification of their accuracy.

We express no opinion as to the law of any jurisdiction other than the laws of the State of Tennessee.

Based upon the foregoing, and such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth below, and subject to the limitations, assumptions and qualifications noted herein, we are of the opinion that:

1. Beazer has been duly incorporated and is validly existing and in good standing under the laws of the State of Tennessee, with the corporate power and authority to issue the New Guarantees.

2. The Indenture has been duly authorized, executed and delivered by Beazer.

3. The New Guarantees have been duly authorized by Beazer.

Beazer Homes USA, Inc. Board of Directors

January 16, 2014

The opinion with respect to due incorporation, valid existence and good standing of the Beazer expressed in paragraph 1 above is based solely on the Certificate of Existence and the Secretary’s Certificate.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. King & Spalding LLP, as counsel to the Parent for the Exchange Offer, is entitled to rely on the opinions set forth in this letter for purposes of the opinion it proposes to deliver to you on the date hereof in connection with the Exchange Offer.

This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Parent, the Guarantors, the Exchange Offer, the New Notes or the New Guarantees. This opinion letter is rendered as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP